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                                                                    Exhibit 99.2

PSDI

FOR IMMEDIATE RELEASE


Contacts:

Rob Bloom                                            Don Jennings
PSDI                                                 Lois Paul & Partners
781/280-6527                                         781/238-5756
rob_bloom@psdi.com                                   don_jennings@lpp.com


                    PSDI COMPLETES INTERMAT, INC. ACQUISITION


BEDFORD, MASS., MARCH 6, 2000 - PSDI (NASDAQ: PSDI), a leading provider of B2B MRO e-Commerce and enterprise asset maintenance (EAM) software, today announced it has completed the acquisition of INTERMAT, Inc., a leading provider of MRO content management tools and cataloging services. PSDI acquired all the outstanding capital stock of INTERMAT from Strategic Distribution, Inc. (NASDAQ:
STRD). INTERMAT will continue to operate out of its headquarters in Houston, Texas and its workforce of 75 employees, including 56 MRO product experts, will serve as an important component of MRO.com's content service offerings. PSDI is headquartered in Bedford, Mass., and employs 800 people worldwide.

ABOUT PSDI AND MRO.COM, INC.
PSDI develops, markets and supports B2B e-Commerce systems and enterprise asset maintenance software. Through its subsidiary MRO.com, Inc., the company complements its MAXIMO enterprise asset maintenance software with an Internet-based B2B marketplace for MRO buyers and suppliers, a suite of online procurement software products that improve purchasing efficiency, and Internet-based content management tools and cataloging services.

Businesses, government agencies, and other organizations use the MAXIMO product suite to assist in the maintenance of high-value capital assets, such as plants, facilities, and production equipment, to cut MRO inventories and costs, control maintenance expenses, reduce downtime, and more effectively deploy productive assets, personnel and other resources.

Based in Bedford, Mass., PSDI markets its products through a direct sales force with sales


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PSDI COMPLETES INTERMAT ACQUISITION/PAGE 2


offices throughout the United States, Argentina, Australia, Canada,
China, France, Germany, Hong Kong, India, Italy, Mexico, the Netherlands, Sweden, Thailand, and the United Kingdom, combined with a network of international distributors. All PSDI news releases are available via the PSDI Home Page at http://www.psdi.com.

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